EXHIBIT 16.1

April 21, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K of Investors Capital Holdings, Ltd. dated April 21, 2010, expected to be filed with the Securities and Exchange Commission on April 21, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/UHY LLP

Houston, Texas